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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) October 22, 1996



                   AMERICAN GENERAL HOSPITALITY CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

         Maryland                        1-11903                  75-2648842
(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                  File Number)            Identification No.)


              3860 W. Northwest Highway, Suite 300, Dallas, Texas       75220
                  (Address of principal executive offices)           (Zip Code)


       Registrants telephone number, including area code: (214) 904-2000
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ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On October 22, 1996, American General Hospitality Operating Partnership, L.P. (the "Operating Partnership"), a subsidiary of American General Hospitality Corporation (the "Company" or "Registrant") purchased 100.0% of the limited and general partnership interest in the Days Inn Lake Buena Vista Partnership, L.P. (the "Partnership") from the limited partners of the Partnership, Kessler Lake Buena Vista, Ltd., Milstein Lake Buena Vista Limited Partnership and Edward L. Milstein. The Partnership, which owns the 490 room Days Inn Hotel & Suites in the Lake Buena Vista area of Orlando, Florida (the "Orlando Hotel"), was acquired for a purchase price of $30,500,000, which was payable as follows: (i) $30,000,000 in cash, and (ii) $500,000 through the issuance of 25,397 shares of restricted common stock of the Company. In connection with this acquisition, the Operating Partnership also entered into agreements to purchase a license and an association membership, as well as construction, design and other services related to the Orlando Hotel from parties affiliated with one of the sellers for approximately $2,350,000. Pursuant to the Membership Agreement, a copy of which is attached hereto as
Exhibit 10.1 and incorporated herein by reference, the Partnership is obligated to pay certain fees and make contingent payments. The purchase price was arrived at through arms-length negotiations.

          After the acquisition, the Company owns an approximate 81.4% interest in the Operating Partnership. AGH GP, Inc., a wholly owned subsidiary of the Company, is the sole general partner of the Operating Partnership and owns a 1.0% interest in the Operating Partnership. AGH LP, Inc., also a wholly owned subsidiary of the Company, owns an 80.4% limited partnership interest in the Operating Partnership. The remaining 18.6% limited partner interest in the Operating Partnership is held by the former owners of the hotels acquired by the Operating Partnership on July 31, 1996.

          The cash required to acquire the Partnership was provided from borrowings under the Operating Partnership's $100 million line of credit from a consortium of banks led by Societe Generale and Bank One Texas, N.A.

          The Orlando Hotel is leased by the Operating Partnership to AGH Leasing, L.P. (the "Lessee"), the lessee of the Operating Partnership's other hotel properties, pursuant to a twelve-year percentage lease that is substantially similar to the Operating Partnership's other hotel leases. Effective with the purchase of the property, the percentage lease provides for the payment of annual rent equal to the greater of (i) base rent of $1,261,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 25% of the first $1,613,000; 60% of the next $3,228,000; and 70% thereafter; Food & Beverage: 5% of the first $547,000; 10% thereafter; Telephone and Other: 50%. Effective January 1, 1997, the percentage lease provides for the payment of annual rent equal to the greater of (i) base rent of $4,127,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 25% of the first $1,913,000; 60% of the next $3,825,000; and 70% thereafter; Food &
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Beverage: 5% of the first $582,000; 10% thereafter; Telephone and Other: 50%.
Effective January 1, 1998, the percentage lease is adjusted as follows: payment of annual rent to the greater of (i) base rent of $4,441,000 or (ii) participating rent equal to the following percentages of the respective revenues: Rooms: 25% of the first %5,744,000; 60% of the next $4,723,000; and 70% thereafter, Food & Beverage: 5% of the first $745,000; and 10% thereafter; Telephone and Other: 50%. Effective January 1, 1999, base rent will increase annually by the percentage increase in CPI (Consumer Price Index) and the participation tiers will increase by CPI plus 0.75%.

          As with other hotels leased by the Lessee from the Operating Partnership and on substantially similar terms to such other management agreements, the Lessee has entered into a twelve-year management agreement with American General Hospitality, Inc. to manage the hotel on behalf of the Lessee and subject to its supervision.

          The Operating Partnership expects to spend approximately $9.3 million to renovate all guest rooms and suites and add convention/meeting space. The Company expects to convert the Orlando Hotels' brand affiliation from Days Inn to a Wyndham Hotel in October, 1997. There can be no assurance however, that this brand conversion will occur.


ITEM 7    FINANCIAL STATEMENTS AND EXHIBITS


(A), (B) As it is currently impracticable for the Company to provide the financial statements required by this Item 7, the Company will file by amendment to the Report the required financial information as soon as practicable, but not later than 60 days after the date on which this report was required to have been filed.


(C)  Exhibits

          2.1 Purchase Agreement by and among American General Hospitality Operating Partnership, L.P., American General Hospitality Corporation, Kessler Lake Buena Vista, Ltd., Milstein Lake Buena Vista Limited Partnership and Edward L. Milstein, dated as of October 17, 1996.

          10.1 Grand Theme Hotel Association Membership Agreement between Grand Theme Hotels, Ltd. and Lake Buena Vista Partners, Ltd., dated as of October 22, 1996.

          10.2 Hotel Services Agreement between Lake Buena Vista Partners, Ltd., and the Kessler Enterprises, Inc. dated as of October 22, 1996.

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                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: November 5, 1996



                                        American General Hospitality Corporation
                                        (Registrant)




                                        By:   /s/ KENNETH E. BARR
                                            ____________________________________

                                        Kenneth E. Barr
                                        Executive Vice President and
                                        Chief Financial Officer
                                        (Principal Financial Officer)